EXHIBIT 1

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

REGIONS BANK

an Alabama banking corporation

Pursuant to the provisions of Section 10A-1-3.13 and Sections 10A-2-10.01 through 10A-2-10.09 of the Alabama Business and Nonprofit Entities Code, as amended, (the “Law”), the undersigned banking corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the banking corporation is Regions Bank (the “Bank”).

SECOND: The Bank is an Alabama banking corporation.

THIRD: The Restated Articles of Incorporation of the Bank were filed with the Office of the Judge of Probate of Jefferson County, Alabama on October 28, 2014. The Alabama Entity ID Number of the Bank is 006-854.

FOURTH: The Second Amended and Restated Certificate of Incorporation, attached hereto as Exhibit A and incorporated herein by this reference, is hereby adopted as the articles of incorporation of the Bank.

FIFTH: The Second Amended and Restated Certificate of Incorporation was adopted and approved by the Board of Directors of the Bank at a meeting duly called and held on July 22, 2020 and by the sole shareholder of the Bank pursuant to an action by written consent dated as of July 22, 2020.

SIXTH: The designation, number of outstanding shares, and number of votes entitled to be cast by the sole shareholder on the Second Amended and Restated Certificate of Incorporation were as follows:

Shares	Outstanding	Entitled to Vote
Common Stock, par value $5.00	21,546	21,546

SEVENTH: The number of shares entitled to vote on the Second Amended and Restated Certificate of Incorporation that voted FOR the Second Amended and Restated Certificate of Incorporation and the number of shares entitled to vote on the Second Amended and Restated Certificate of Incorporation that voted AGAINST the Second Amended and Restated Certificate of Incorporation were as follows:

Shares	Total Voted FOR	Total Voted AGAINST
Common Stock	21,546	0

EIGHTH: The number of shares that voted FOR the Second Amended and Restated Certificate of Incorporation was sufficient for approval thereof by the sole shareholder of the Bank, as required by the Law and the Articles of Incorporation.

NINTH: The original written approval issued by the Superintendent of the Alabama State Banking Department with respect to the Second Amended and Restated Certificate of Incorporation is attached hereto as Exhibit B and recorded herewith.

IN WITNESS WHEREOF, the Bank has caused these Articles of Amendment to the Articles of Incorporation of the Bank to be executed in its name and on its behalf as of August 6, 2020.

BANK:

REGIONS BANK an Alabama banking corporation

By:	/s/ Hope D. Mehlman
Hope D. Mehlman
Executive Vice President, Corporate
Secretary, Chief Governance Officer, and Deputy General Counsel

This instrument prepared by:

Andrew S. Nix

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, AL 35203

(205) 254-1000

EXHIBIT A

Second Amended and Restated Certificate of Incorporation

(attached)

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REGIONS BANK

1.	The name of this corporation shall be Regions Bank. The corporation is a domestic banking corporation.

2.

The principal place of business of the corporation shall be 1900 Fifth Avenue North, Birmingham, Alabama 35203. The general business of Regions Bank (the “Bank”) shall be conducted at its main office and its branches and other facilities.

3.	The Bank shall have the following objects, purposes and powers:

a.

To be and serve as an Alabama banking corporation pursuant to the Alabama Banking Code, Section 5-1A-1 et seq. of the Code of Alabama 1975, as amended (together with any act amendatory thereof, supplementary thereto or substituted therefor, hereinafter referred to as the “Banking Code”), with all the power and authority that may be exercised by an Alabama banking corporation.

b.

To engage in any lawful business, act or activity for which a banking corporation may be organized under Alabama law, it being the purpose and intent of this section to invest the Bank with the broadest objects, purposes and powers lawfully permitted an Alabama banking corporation.

c.

To engage in any lawful business, act or activity for which a corporation may be organized under the Alabama Business Corporation Law of 2019, Section 10A-2A1.01 et seq. of the Code of Alabama 1975, as amended (together with any act amendatory thereof, supplementary thereto or substituted therefor, hereinafter referred to as the “ABCL”), to the extent not inconsistent with the provisions of the Banking Code or any other regulation of a banking corporation in the State of Alabama.

d.	Without limiting the scope and generality of the foregoing, the Bank shall have the following specific objects, purposes and powers:

i.	To conduct a general banking business through such means and at such places as the Board of Directors may deem proper.

ii.	To sue and be sued, complain and defend, in its corporate name.

iii.	To have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

iv.	To purchase, take, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.

v.	To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets, subject to the limitations hereinafter prescribed.

vi.	To lend money and use its credit to assist its employees.

vii.

To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof as may be permitted by law or appropriate regulations.

viii.

To make contracts, guarantees and indemnity agreements and incur liabilities, borrow money at such rates of interest as the corporation may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage, pledge of or creation of security interests in, all or any of its property, franchises or income, or any interest therein.

ix.	To lend money for its corporate purposes, invest and reinvest its funds and take and hold real and personal property as security for the payment of funds so loaned or invested.

x.	To conduct its business, carry on its operations and have offices and exercise the powers granted by this section, within or without the State of Alabama.

xi.	To elect or appoint and remove officers and agents of the Bank, define their duties and fix their compensation.

xii.

To make and alter by its board of directors by-laws not inconsistent with its certificate of incorporation or with the laws of the State of Alabama for the administration and regulation of the affairs of the Bank.

xiii.	To make donations for the public welfare or for charitable, scientific or educational purposes.

xiv.	To transact any lawful business which the board of directors shall find will be in aid of governmental policy.

xv.

To pay pensions and establish pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans and other incentive plans for any or all of its directors, officers and employees.

xvi.	To be a promoter, incorporator, partner, member, trustee, associate or manager of any domestic or foreign corporation, partnership, joint venture, trust or other enterprise.

xvii.

To consolidate or merge, before or after the completion of its works, with any other foreign or domestic corporation or corporations engaged in the business of banking or trust companies doing a banking business.

xviii.	To discount bills, notes or other evidences of debt.

xix.	To receive and pay out deposits, with or without interest, pay checks and impose charges for any services.

xx.	To receive on special deposit money, bullion or foreign coins or bonds or other securities.

xxi.	To buy and sell foreign and domestic exchanges, gold and silver bullion or foreign coins, bonds, bills of exchange, notes and other negotiable paper.

xxii.	To lend money on personal security or upon pledges of bonds, stocks or other negotiable securities.

xxiii.	To take and receive security by mortgage, security or otherwise on property, real and personal.

xxiv.	To become trustee for any purpose and be appointed and act as executor, administrator, guardian, receiver or fiduciary.

xxv.

To lease real and personal property upon specific request of a customer, provided that it complies with any applicable laws of the State of Alabama regulating leasing real property or improvements thereon to others.

xxvi.	To perform computer, management and travel agency services for others.

xxvii.	To subscribe to the capital stock and become a member of the Federal Reserve System and comply with rules and regulations thereof

xxviii.	To do business and exercise directly or through operating subsidiaries any powers incident to the business of banks.

4.	The duration of the corporation shall be perpetual.

5.	The Board of Directors is expressly authorized from time to time to fix the number of Directors which shall constitute the entire Board, subject to the following:

a.

The number of Directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of Directors shall not be reduced so as to shorten the term of any Director at the time in office; provided further, that the number of Directors shall not be less than five (5) nor more than twenty-five (25). Each Director shall be the record owner of the requisite number of shares of common stock of the Bank’s parent bank holding company fixed by the appropriate regulatory authorities.

b.

Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or the by-laws of the Bank (and notwithstanding the fact that some lesser percentage may be specified by law, this Second Amended and Restated Certificate of Incorporation or the by-laws of the Bank), any Director or the entire Board of Directors of the Bank may be removed at any time, with or without cause, by the affirmative vote of the holder(s) of ninety percent (90%) or more of the outstanding shares of capital stock of the Bank entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of stockholders called for that purpose.

6.

The aggregate number of shares of capital stock which the Bank shall have authority to issue is thirty thousand five hundred forty-six (30,546) shares, which shall be common stock, par value five dollars ($5.00) per share (the “Common Stock”). The Bank shall not issue fractional shares of stock, but shall pay in cash the fair value of fractions of a share as of the time when those otherwise entitled to receive such fractions are determined.

a.

Stockholders shall not have pre-emptive rights to purchase shares of any class of capital stock of the Bank. The Bank, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the stockholders.

b.

Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Common Stock for such consideration and on such terms as it may determine. Every share of Common Stock of the Bank shall have one vote at any meeting of stockholders and may be voted by the stockholders of record either in person or by proxy.

c.

In the event of any liquidation, dissolution or winding up of the Bank, or upon the distribution of the assets of the Bank, the assets of the Bank remaining after satisfaction of all obligations and liabilities shall be divided and distributed ratably among the holders of the Common Stock. Neither the merger nor the consolidation of the Bank with another corporation, nor the sale or lease of all or substantially all of the assets of the Bank, shall be deemed to be a liquidation, dissolution or winding up of the Bank or a distribution of its assets.

7.

The Chief Executive Officer, Secretary, Board of Directors or holder(s) of at least 90% of the issued and outstanding voting stock of the Bank may call a special meeting of stockholders at any time. The Bank shall notify stockholders of the place, if any, date and time of each annual and special meeting of stockholders no fewer than ten (10) nor more than sixty (60) days before the meeting date, such notice to be delivered to each stockholder of record at the address as shown upon the stock transfer book of the Bank. Notice of a special meeting of stockholders shall include a description of the purpose or purposes for which the meeting is called.

8.

The Bank reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter provided by law, at any regular or special meeting of stockholders, and all rights conferred upon officers, directors and stockholders of the Bank hereby are granted subject to this reservation.

9.

The Bank shall indemnify its officers, directors, employees and agents in accordance with the indemnification provisions set forth in the by-laws of the Bank, as may be amended from time to time, and in all cases in accordance with applicable laws and regulations.

10.

To the extent not inconsistent with the provisions of the Banking Code or the rules, regulations or orders of the Superintendent of the Alabama State Banking Department, and pursuant to Section 10A-2A-17.01 of the ABCL, the Bank hereby elects to be governed by the provisions of the ABCL, and all references in this Second Amended and Restated Certificate of Incorporation to the ABCL shall mean the Alabama Business Corporation Law of 2019.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby certifies that, in accordance with applicable law, this Second Amended and Restated Certificate of Incorporation has been adopted by the Bank as of the 6th day of August, 2020.

By:	/s/ Hope D. Mehlman
Hope D. Mehlman
Executive Vice President, Corporate Secretary, Chief Governance Officer, and Deputy General Counsel

EXHIBIT B

Approval of Superintendent of the Alabama State Banking Department

(attached)

STATE OF ALABAMA

MONTGOMERY COUNTY

I, Mike Hill, as Superintendent of Banks for the State of Alabama, do hereby certify that I have fully and duly examined the foregoing Second Amended and Restated Certificate of Incorporation whereby the shareholder of Regions Bank, a banking corporation located at Birmingham, Alabama, proposes to Amend and Restate the Certificate of Incorporation.

See attached Articles of Amendment which Amend and Restate the Certificate of Incorporation of Regions Bank.

I do hereby certify that said Second Amended and Restated Certificate of Incorporation appear to be in substantial conformity with the requirements of law and they are hereby approved. Upon the filing of the same, together with this Certificate of Approval, with the proper agency as required by law, the Second Amended and Restated Certificate of Incorporation of said bank shall be effective.

Given under my hand and seal of office this the 3rd day of August, 2020.

By:	/s/ Mike Hill
Mike Hill
Superintendent of Banks